FORM 3
                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |---------------------|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
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1.  Name and Address of Reporting Person

         Hall                          Keith
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       (Last)                      (First)                    (Middle)

      6701 Carmel Road, Suite 205
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                                  (Street)

      Charlotte                      NC                             28226
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       (City)                      (State)                      (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)

      2/15/2000
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

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4.  Issuer Name and Ticker or Trading Symbol

      Lending Tree, Inc. "TREE"

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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (  ) Director
    (  ) 10% Owner
    (xx) Officer (give title below)
    (  ) Other (specify title below)
     ---------------------------------

     Senior Vice President, Chief Financial Officer and Treasurer

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6.  If Amendment, Date of Original (Month/Day/Year)

    2/15/2000

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7.  Individual or Joint/Group Filing (Check Applicable Line)
    _X_Form filed by One Reporting Person
    ___Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|--------------------|---------------|---------------|--------------------|

Common Stock          51,416(1) Shares        D         N/A
Common Stock           1,270    Shares        I         By self for Elaine L.
                                                        Hall Trust
Common Stock           3,810    Shares        I         Daughter
Common Stock           4,445    Shares        I         Daughter


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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)
   Option
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2. Date Exercisable and Expiration Date (Month/Day/Year)

   (i)   03/14/99 (2)                                   06/14/09
   (ii)  09/01/99 (2)                                   09/01/09
   (iii) 01/06/00 (2)                                   01/06/10
   ----------------------                          ------------------
     Date Exercisable                               Expiration Date
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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

      (i)     Common Stock                           76,200
      (ii)    Common Stock                           25,840
      (iii)   Common Stock                           38,100
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               Title                          Amount or Number of Shares
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4. Conversion or Exercise Price of Derivative Security

      (i)      $4.72
      (ii)     $5.51
      (iii)    $9.25

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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
   (Instr. 5)

    D
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6. Nature of Indirect Beneficial Ownership (Instr. 5)

    N/A
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   EXPLANATION OF RESPONSES:

(1) Modified to reflect option exercised on February 9, 2000.
(2) Vests over four years.



       /s/ Keith Hall                                  03/10/2000
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   **  SIGNATURE OF REPORTING PERSON                      DATE


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   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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